     EXHIBIT 10.23
January 4, 2011
Krish A. Prabhu, Ph.D.
Dear Krish:
On behalf of the Board of Directors, I am very pleased to confirm an offer of employment to you for the position of interim President and Chief Executive Officer of Tekelec (“Tekelec” or the “Company”). In connection with your appointment as interim President and Chief Executive Officer, you have resigned from the Compensation Committee of Tekelec’s Board of Directors, although you will remain a director of Tekelec and a member of the Corporate Development Committee.
As Tekelec’s interim President and Chief Executive Officer, you will report directly to the Board of Directors and will have such duties and responsibilities as set forth in Tekelec’s Bylaws and as may be delegated to you from time to time by the Board.
Your annual base salary will be $570,000, payable as $21,923.07 bi-weekly in accordance with the Company’s payroll practices. You will be eligible to participate in Tekelec’s executive officer bonus plan, at a target opportunity of 100% of your base salary on an annual basis, and the Board will determine in its sole discretion your award, if any, on a pro rata basis, at the time your interim service ends should it end prior to the annual bonus period.
Tekelec’s Compensation Committee will grant you, monthly for 12 months or until the date your interim service ends, whichever is sooner, 10,000 restricted stock units (“RSUs”) of Tekelec Common Stock under the Tekelec Amended and Restated 2003 Equity Incentive Plan (the “Plan”). You will receive the first RSU award on the date your employment commences (as described below) and any remaining RSU awards on each monthly anniversary thereafter on which you are still serving as interim President and CEO, for a total of up to 12 awards. If your interim service ends on a date other than a monthly anniversary date, you will receive a final pro rata award based on the time you have served since the previous monthly anniversary. All RSUs will vest upon the date that your interim service ends. The RSUs will in all respects be subject to the terms and provisions of the Plan and the agreement evidencing the grant of RSUs.
You will be provided with temporary housing and use of a rental car in the Research Triangle area during your term as interim President and Chief Executive Officer in accordance with Tekelec’s existing policies. In addition, Tekelec will pay for your reasonable flights between your home and the Research Triangle during your term as interim President and Chief Executive Officer, and will pay for your reasonable meal expenses while in the Research Triangle. Tekelec’s Human Resources Department will assist you with the logistics of these items. To the extent that the value of these items is subject to applicable taxation, Tekelec will “gross up” these items for tax purposes.
You may participate in Tekelec’s benefit programs, which currently include medical, dental, vision, life and disability plans, a 401(K) plan, and an employee stock purchase program, subject to the terms, conditions and limitations contained in the applicable plans, programs and/or policies. Tekelec reserves the right to change its benefit programs, plans, policies and practices from time to time, at its sole discretion; this letter is not intended as any limitation on that right.
Additionally, Tekelec provides a Vacation/Personal Time Off policy, which allows employees maximum flexibility and discretion in utilizing Company-paid personal time. Employees start accruing Vacation/Personal Time Off at the rate of twenty (20) days per year during their first year of employment. Tekelec also provides for eleven (11) paid holidays per calendar year.

You will not be designated as an “Eligible Officer” under the Tekelec 2007 Officer Severance Plan, as amended (the “Severance Plan”), and as such you will not be eligible to receive any severance benefits thereunder or otherwise.
Enclosed is a copy of the “Confidentiality, Intellectual Property, Non-Solicitation, and Non-Competition Agreement” that you should read thoroughly, sign and return along with the signed, original offer letter in the enclosed envelope.
In compliance with the Immigration Reform and Control Act of 1986, we request that you provide us with acceptable documentation verifying your identity and eligibility to work in the United States within three business days of your first day of employment. Employment will be contingent upon your meeting this requirement. Enclosed is a Tekelec document, “Preparing for Your Tekelec New Hire Orientation,” which includes a U.S. Government website identifying the acceptable documents to meet employment eligibility verification requirements.
All Tekelec employees are expected to ensure that business activities are conducted properly and in compliance with applicable law. All employees are expected to access, read and comply with all Tekelec policies, programs and guidelines which are available on Signal, Tekelec’s Intranet, and in the Tekelec Handbook which is available on Signal.
All employment with Tekelec is “at-will” which means that you may resign at any time with or without notice and that Tekelec reserves the right to terminate your employment or alter your position, duties or title with or without notice, for any or no particular reason or cause. While the terms of your employment and compensation may be subject to review and may change from time to time, the at-will nature of all employment with the Company will not and cannot change except by an express written agreement duly signed by the Company’s General Counsel and approved by the Company’s Board of Directors.
Krish, we would be pleased with your affirmative response to this offer of employment and are excited to work with you during this transition period.
Should you have any questions, or if there is anything else with which we can assist you, please feel free to contact me.
Sincerely,
TEKELEC
/s/ Stuart Kupinsky
Stuart Kupinsky
General Counsel
cc: Mark Floyd
I ACCEPT THE ABOVE OFFER; AND SHALL COMMENCE EMPLOYMENT WITH
TEKELEC ON: January 4, 2011

/s/ Krish A. Prabhu	January 4, 2011

Signature	Date
CONFIDENTIAL INFORMATION